EXECUTION VERSION

Exhibit (d)(7)

Apollo Investment Fund VII, L.P.

Apollo Overseas Partners VII, L.P.

Apollo Overseas Partners (Delaware) VII, L.P.

Apollo Overseas Partners (Delaware 892) VII, L.P.

Apollo Investment Fund (PB) VII, L.P.

One Manhattanville Road

Suite 201

Purchase, NY 10577

May 10, 2011

Colonel Holdings, Inc.

c/o Apollo Management VII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Re: CKX, Inc. Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), among CKX, Inc. (the “Company”), a Delaware corporation, Colonel Holdings, Inc., a Delaware corporation (“Parent”) and Colonel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Parent will acquire the Company by commencing a tender offer followed by a merger of Merger Sub, or a permitted assignee of Merger Sub, with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms herein used but not defined shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement today by Parent, Merger Sub and the Company.

1. Commitment. This letter agreement confirms the commitment of each of the undersigned (each, an “Investor” and collectively, the “Investors”), severally and not jointly, and not jointly and severally, subject to the conditions set forth herein and in the Merger Agreement, to purchase equity of Parent for the purpose of enabling (a) Parent to cause Merger Sub to accept for payment and pay for any Common Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”) and (b) Parent to make the payments due under Section 3.1(a) of the Merger Agreement at or immediately subsequent to the Effective Time (the

“Merger Amount”), in each case, in an aggregate amount equal to the percentage of the Aggregate Commitment set forth opposite such Investor’s name on Exhibit A hereto (such amount with respect to each Investor is such Investor’s “Maximum Investor Commitment”); provided that no Investor shall, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the amount of such Investor’s Maximum Investor Commitment and the Investors, collectively, shall not, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the Aggregate Commitment. The term “Aggregate Commitment” means an amount equal to: (i) (x) Two Hundred Million Dollars ($200,000,000) less (y) the product of (A) the Offer Price multiplied by (B) the number of Support Agreement Shares exchanged for securities of Parent (and/or an Affiliate of Parent) pursuant to the Support Agreements; or (ii) such lesser amount as in the aggregate, taken together with the Debt Financing, suffices to fully fund the Offer Amount and the Merger Amount pursuant to, and in accordance with, the Merger Agreement. Each Investor hereby confirms that it has unfunded capital commitments in an amount not less than such Investor’s Maximum Investor Commitment and no internal or other approval is required for such Investor to fulfill its obligations hereunder, other than as is customary for a transaction of this type.

2. Termination. Each Investor’s obligation to fund its Maximum Investor Commitment is subject to the terms of this letter agreement and to (a) with respect to the Offer Amount, (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver by Merger Sub or Parent of the Offer Conditions, (iii) the contemporaneous acceptance for payment by Merger Sub of all Common Shares validly tendered and not validly withdrawn pursuant to the Offer and (iv) the prior or substantially contemporaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letter (with respect to amounts required to consummate the Offer) and (b) with respect to the Merger Amount, (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver by the Company, Merger Sub and Parent of all of the conditions set forth in Section 7.1 of the Merger Agreement and, if the Offer Termination shall occurred, Section 7.2 of the Merger Agreement, (iii) the closing of the Merger in accordance with the terms of the Merger Agreement and (iv) the prior or substantially contemporaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letter (with respect to amounts required to consummate the Merger). The obligation of each Investor to fund its Maximum Investor Commitment will terminate automatically and immediately upon the earliest to occur of (1) the consummation of the Closing, (2) a valid termination of the Merger Agreement in accordance with its terms, (3) the funding of the Aggregate Commitment, (4) the payment by the Investors of their Guaranteed Obligations (as defined in the Limited Guarantee) under the Limited Guarantee on the terms and subject to the conditions thereof, (5) the assertion by the Company or any of its Affiliates of any claim against any Investor or any Related Party (as defined below) thereof in connection with this letter agreement, the Merger Agreement, the Limited Guarantee or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith) and (6) January 10, 2012; provided, that with respect to clauses (5) and (6) of this Section 2, no such termination shall be effective if the Company or any of its Affiliates is seeking specific performance of Parent’s obligation to fund the Cash Equity pursuant to its rights under Section 9.10(b) of the Merger Agreement. Sections 3, 4, 5, 6 and 7 hereof shall survive any such termination.

3. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance hereof, covenants, acknowledges and agrees that no Person other than the undersigned shall have any obligation hereunder and that, (a) notwithstanding that any of the undersigned may be a partnership or limited liability company, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, Affiliate, stockholder, controlling Person, assignee, Representative, Lender or other financing source of the undersigned, other than Parent, Merger Sub or their assignees under the Merger Agreement (any such Person, other than the undersigned, or Parent, Merger Sub or their assignees under the Merger Agreement, a “Related Party”), or any Related Party of any of such undersigned’s Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the transactions contemplated hereby (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or with respect to any Action (whether at law, in equity, in contract, in tort or otherwise), including, without limitation, in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Sub’s breach is caused by the breach by any Investor of its obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of any of the undersigned or any Related Party of any of the undersigned’s Related Parties under this letter agreement or any documents or instruments delivered in connection herewith (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or for any Action (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, the Company (as set forth in Section 5 hereof) and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

4. Assignment; Reliance. This letter agreement, Parent’s rights hereunder and each Investor’s commitment hereunder shall not be assignable to any other Person without the prior written consent of the other parties hereto and the Company and any attempted assignment without such consent shall be null and void and of no force and effect, except that (a) Parent may assign its rights hereunder to an assignee of Parent’s rights and obligations under the Merger Agreement made in accordance with the terms thereof or (b) each Investor may assign its commitments hereunder to an affiliate of such Investor; provided, however, that notwithstanding any such assignment, each Investor shall remain liable to perform all of its obligations hereunder. Each Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the commitment set forth herein.

5. Binding Effect. This letter agreement may be relied upon only by Parent; provided that the Company may rely upon this letter as an express third party beneficiary, solely to the extent that the Company is awarded, in accordance with the conditions set forth in Section 9.10(b) of the Merger Agreement, specific performance of Parent’s obligation to cause the Cash

Equity to be funded. Except as set forth in the preceding sentence, nothing set forth in this letter agreement shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Aggregate Commitment or any Maximum Investor Commitment or any provisions of this letter agreement. Parent may only enforce this letter agreement at the direction of the Sponsor in its sole discretion, and Parent shall have no right to enforce this letter agreement unless directed to do so by the Sponsor in its sole discretion. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. For purposes of this letter agreement, “Sponsor” shall mean Apollo Management VII, L.P. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, no party (including neither the Company nor any of its Subsidiaries or Affiliates) other than Parent shall have any rights against the Investors pursuant to this letter agreement.

6. Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Investors. Notwithstanding the foregoing, this letter agreement may be provided to the Company and its advisors who have been directed to treat this letter agreement as confidential, and the Company shall cause such advisors to so treat this letter agreement as confidential.

7. Miscellaneous. This letter agreement may not be amended or otherwise modified without the prior written consent of the Investors, Parent, Merger Sub and the Company. This letter agreement may be executed in multiple counterparts. This letter agreement will become effective upon its acceptance by you, as evidenced by the delivery to each of the Investors of a counterpart of this letter agreement executed by you. Each of the parties hereto acknowledges that each party to this letter agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this letter agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to conflict of law principles thereof that would result in the application of the Laws of another jurisdiction). Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”) in the event any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of or in any way related to this letter agreement or any transaction contemplated by this letter agreement (or in respect of any oral representations made or alleged to be made in connection herewith), and hereby waives, and agrees not to assert, as a defense in any Action (whether at law, in equity, in contract, in tort or otherwise) that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims brought by or against any of the parties hereto or any of their respective affiliates with respect to such Action shall be heard and determined solely and exclusively in a Chosen Court, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (c) agrees that it will not bring any Action (whether at law, in equity, in contract, in tort or otherwise) in any court other than the Chosen Courts and (d) waives any right to trial by jury with respect to any Action (whether at law, in equity, in contract, in tort or otherwise) or any litigation directly or indirectly arising out of, under or in connection with this letter agreement or any of the transactions contemplated hereby or by the Merger Agreement (or in respect of any oral representations made or alleged to be made in connection herewith or therewith). The parties hereto agree that any violation of this Section 7 shall constitute a material breach of this letter agreement and shall constitute irreparable harm.

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Very truly yours,

APOLLO INVESTMENT FUND VII, L.P.

By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO OVERSEAS PARTNERS VII, L.P.

By: Apollo Advisors VII, L.P., its managing general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VII, L.P.

By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

[Signature Page to the Equity Commitment Letter]

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VII, L.P.

By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO INVESTMENT FUND (PB) VII, L.P.

By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

Accepted and Agreed

COLONEL HOLDINGS, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Chairman

[Signature Page to the Equity Commitment Letter]

Exhibit A

Investor	Maximum Investor Commitment (% of Aggregate Commitment)
Apollo Investment Fund VII, L.P.	51.2093631%

Apollo Overseas Partners VII, L.P.	19.4814306%

Apollo Overseas Partners (Delaware) VII, L.P.	7.7951928%

Apollo Overseas Partners (Delaware 892) VII, L.P.	19.5142949%

Apollo Investment Fund (PB) VII, L.P.	1.9997185%